Exhibit 99.1

Opexa Amends Agreement with Merck Serono and Receives Additional $3 Million Payment to Support Ongoing Development of Tcelna® for Multiple Sclerosis

THE WOODLANDS, Texas--(BUSINESS WIRE)--March 9, 2015--Opexa Therapeutics, Inc. (NASDAQ:OPXA), a company developing personalized immunotherapies for autoimmune disorders, including multiple sclerosis (MS) and neuromyelitis optica (NMO), today announced that it has amended its option and license agreement with Merck Serono (a division of Merck, Darmstadt, Germany) and will receive a $3 million payment. The payment provides support for the ongoing Phase 2b clinical study of Tcelna® (imilecleucel-T), Opexa’s personalized immunotherapy in development for patients with Secondary Progressive MS (SPMS), as well as the preparation and planning of potential Phase 3 studies.

“Tremendous progress has been achieved in the treatment of multiple sclerosis over the past two decades but there remains a high unmet medical need for certain areas of the disease,” said Belén Garijo, Member of the Executive Board of Merck and CEO Healthcare. “Building on our strong heritage in multiple sclerosis, we will continue to focus our innovation efforts on areas where we can make a difference, such as secondary progressive multiple sclerosis where there are currently very limited therapeutic options. The additional support to Opexa to further develop Tcelna (imilecleucel-T) is another sign of our long-standing and continuing commitment to improving the lives of people living with multiple sclerosis.”

Opexa and Merck Serono entered into the original option and license agreement for the development and commercialization of Tcelna in MS in February of 2013, at which time Opexa received a $5 million upfront payment. Pursuant to the original agreement, Merck Serono has an option to acquire an exclusive, worldwide (excluding Japan) license of Opexa’s Tcelna program for the treatment of MS. The option may be exercised by Merck Serono prior to or upon completion of Opexa’s ongoing Phase 2b Abili-T trial of Tcelna in patients with SPMS. Top-line data from the Abili-T trial is expected in the second half of 2016. Tcelna has received Fast Track Designation from the U.S. Food and Drug Administration for SPMS.

“We are pleased with this show of support by Merck Serono towards Opexa’s novel and personalized immunotherapy,” commented Neil K. Warma, Opexa’s President and Chief Executive Officer. “Our relationship with Merck Serono over the last two years has been productive and we are pleased to strengthen this relationship and expand our development efforts with them in the critical work we are doing in the field of multiple sclerosis. We continue to focus on the careful execution of our ongoing Abili-T trial in SPMS patients and look forward to our continued collaboration with Merck Serono.”

Further details of the transaction are included in a Form 8-K filed by Opexa with the U.S. Securities and Exchange Commission.

About Opexa

Opexa is a biopharmaceutical company developing a personalized immunotherapy with the potential to treat major illnesses, including multiple sclerosis (MS) as well as other autoimmune diseases such as neuromyelitis optica (NMO). These therapies are based on Opexa’s proprietary T-cell technology. The Company’s leading therapy candidate, Tcelna®, is a personalized T-cell immunotherapy that is in a Phase IIb clinical development program (the Abili-T trial) for the treatment of secondary progressive MS. Tcelna is derived from T-cells isolated from the patient’s peripheral blood, expanded ex vivo, and reintroduced into the patients via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin.

For more information, visit the Opexa Therapeutics website at www.opexatherapeutics.com.

Cautionary Statement Relating to Forward - Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements contained in this release, other than statements of historical fact, constitute “forward-looking statements.” The words “expects,” “believes,” “potential,” “possibly,” “estimates,” “may,” “could” and “intends,” as well as similar expressions, are intended to identify forward-looking statements. These forward-looking statements do not constitute guarantees of future performance. Investors are cautioned that statements which are not strictly historical statements, including, without limitation, statements regarding plans and objectives for product development (including for Tcelna (imilecleucel T) and OPX-212), constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties include, without limitation, risks associated with the following: market conditions; our capital position; our ability to compete with larger, better financed pharmaceutical and biotechnology companies; new approaches to the treatment of our targeted diseases such as MS and NMO; our expectation of incurring continued losses; our uncertainty of developing a marketable product; our ability to raise additional capital to continue our development programs (including to undertake and complete any ongoing or further clinical studies for Tcelna, to complete preclinical development activities and potentially file an IND for OPX-212, and potentially to conduct a Phase 1/2 proof-of-concept study for OPX-212 in NMO); our ability to maintain compliance with NASDAQ listing standards; the success of our clinical trials (including the Phase IIb trial for Tcelna in secondary progressive MS which, depending upon results, may determine whether Ares Trading SA (“Merck Serono”), a wholly owned subsidiary of Merck Serono S.A., elects to exercise its option (“Option”) to acquire an exclusive, worldwide (excluding Japan) license of our Tcelna program for the treatment of MS); the success of our development programs (including the preclinical development activities with respect to OPX-212); whether Merck Serono exercises its Option and, if so, whether we receive any development or commercialization milestone payments or royalties from Merck Serono pursuant to the Option; our dependence (if Merck Serono exercises its Option) on the resources and abilities of Merck Serono for the further development of Tcelna; the efficacy of Tcelna for any particular indication, such as for Relapsing Remitting MS or Secondary Progressive MS; our ability to develop and commercialize products; our ability to obtain required regulatory approvals; our compliance with all FDA regulations; our ability to obtain, maintain and protect intellectual property rights (including for Tcelna and future pipeline candidates such as OPX-212); the risk of litigation regarding our intellectual property rights or the rights of third parties; our limited manufacturing capabilities; our dependence on third-party suppliers and manufacturers; our ability to hire and retain skilled personnel; our volatile stock price; and other risks detailed in our filings with the SEC. These forward-looking statements speak only as of the date made. We assume no obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any changes in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our SEC filings, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

CONTACT:
Opexa Therapeutics, Inc.
Neil Warma, 281-775-0600
nwarma@opexatherapeutics.com